Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-198001) and Form S-8 (No. 333-171849) of China Jo-Jo Drugstores, Inc. and subsidiaries of our report dated June 27, 2014 relating to the consolidated financial statements, which appear in this Form 10-K.

Friedman LLP

New York, New York

June 25, 2015